EXHIBIT 99.7
RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
On May 7, 2020, Rayonier Inc. contributed (the”Contribution”) its 100% ownership interest in Rayonier Operating Company LLC (“Rayonier Operating Company” or “the Company”) to Rayonier, L.P., a Delaware limited partnership (“Rayonier, L.P.” or “Operating Partnership”).
On May 8, 2020, Rayonier, L.P. acquired Pope Resources, a Delaware Limited Partnership (“Pope”), and became the general partner of Pope. The acquisition occurred pursuant to a series of mergers (the “Mergers”) provided for in an Agreement and Plan of Merger, dated as of January 14, 2020, as amended by Amendment No. 1, dated as of April 1, 2020 (as amended, the “Merger Agreement”), by and among Rayonier, Rayonier, L.P., Rayonier Operating Company LLC, Rayonier Operating Company Holdings, LLC, Pacific GP Merger Sub I, LLC, Pacific GP Merger Sub II, LLC, Pacific LP Merger Sub III, LLC, Pope, Pope EGP, Inc. and Pope MGP, Inc. Following the Mergers, Rayonier holds an approximate 96.5% ownership interest in Rayonier, L.P., with the remaining 3.5% ownership interest owned by limited partners of the Operating Partnership that are former Pope Resources unitholders. As the sole general partner of Rayonier, L.P., Rayonier will have exclusive control of the day-to-day management of Rayonier, L.P.
The following unaudited pro forma condensed combined financial statements as of and for the three months ended March 31, 2020 have been prepared (i) as if the Contribution, the Mergers and the debt issuance necessary to finance the Mergers occurred on March 31, 2020 for purposes of the unaudited pro forma consolidated balance sheet, and (ii) as if the Contribution, the Mergers and the debt issuance necessary to finance the Mergers occurred on January 1, 2020 for purposes of the unaudited pro forma consolidated statement of operations for the three months ended March 31, 2020.
The preliminary fair value of assets acquired and liabilities assumed and related adjustments for the assets acquired and liabilities assumed related to the Mergers incorporated into the unaudited pro forma condensed consolidated financial statements are based on preliminary estimates and information currently available. The amount of the equity issued in connection with the Mergers and the assignment of fair value to assets and liabilities of Pope have not been finalized and are subject to change. The amount of the equity issued in connection with the Mergers was based on the number of Pope units outstanding prior to the Mergers and the elections made by the Pope unitholders pursuant to the Merger Agreement, and the fair value of the assets and liabilities assumed will be based on the actual net tangible and intangible assets and liabilities of Pope that exist on the effective date of the Mergers.
Actual amounts recorded in connection with the Mergers may change based on any increases or decreases in the fair value of the assets acquired and liabilities assumed upon the completion of the final valuation and may result in variances to the amounts presented in the unaudited pro forma consolidated balance sheet and/or unaudited pro forma consolidated statement of operations. Assumptions and estimates underlying the adjustments to the unaudited pro forma condensed consolidated financial statements are described in the accompanying notes. These adjustments are based on available information and assumptions that management of Rayonier Operating Company consider to be reasonable. The unaudited pro forma condensed consolidated financial statements do not purport to: (1) represent Rayonier Operating Company’s actual financial position had the Mergers occurred on March 31, 2020; (2) represent the results of Rayonier Operating Company’s operations that would have actually occurred had the Mergers occurred on January 1, 2020; or (3) project Rayonier Operating Company’s financial position or results of operations as of any future date or for any future period, as applicable.
The unaudited pro forma condensed consolidated financial statements have been developed from, and should be read in conjunction with, the separate historical unaudited financial statements of Rayonier Operating Company LLC and accompanying notes thereto for the three months ended March 31, 2020, included in Exhibit 99.6 of Rayonier, L.P.’s Amendment No. 1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on July 17, 2020 and the separate historical unaudited financial statements of Pope and accompanying notes thereto included in Pope’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020, filed with the SEC on May 6, 2020.

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 30, 2020
(Dollars in millions)

	Historical Rayonier Operating Company		Pro Forma Rayonier Contribution Adjustments (a)	Historical Pope Resources	Pro Forma Adjustments for the Mergers		Pro Forma Funding Adjustments		Pro Forma Rayonier, L.P.
ASSETS:
Cash and cash equivalents	$126.3		$6.1	$12.3	($267.4)	b	$249.2	b	$126.5
Accounts receivable, net	28.3		—	4.6	—		—		32.9
Inventory	13.1		—	—	—		—		13.1
Prepaid expenses and other current assets	15.3		—	3.8	—		—		19.1
Total current assets	183.0		6.1	20.7	(267.4)		249.2		191.6
TIMBER AND TIMBERLANDS, NET	2,355.6		—	436.4	527.9	c	—		3,319.9
HIGHER AND BETTER USE TIMBERLANDS AND REAL ESTATE DEVELOPMENT INVESTMENTS	88.8		—	20.3	7.5	d	—		116.6
PROPERTY, PLANT AND EQUIPMENT
Total property, plant and equipment, gross	31.8		—	13.6	(5.3)		—		40.1
Less—accumulated depreciation	(10.0)		—	(8.4)	8.4		—		(10.0)
Total property, plant & equipment, net	21.8		—	5.2	3.1	e	—		30.1
OTHER ASSETS	132.4		0.1	7.3	(12.8)	f	—		127.0
TOTAL ASSETS	$2,781.6		$6.2	$489.9	$258.3		249.2		$3,785.2
LIABILITIES:
Accounts payable	$20.8		—	$2.9	—		—		$23.7
Current maturities of long-term debt	—		—	25.1	(0.1)	g	—		25.0
Other current liabilities	42.3	—	6.2	8.3	1.1	h	—		57.9
Total current liabilities	63.1		6.2	36.3	1.0		—		106.6
LONG-TERM DEBT, NET OF DEFERRED FINANCING COSTS	731.0		324.3	136.8	(65.4)	g	249.2	g	1,375.9
PENSION AND OTHER POSTRETIREMENT BENEFITS	24.7		—	—	—		—		24.7
LONG-TERM LEASE LIABILITY	83.4		—	—	—		—		83.4
OTHER NON-CURRENT LIABILITIES	155.5		—	9.1	6.0	i	—		170.6
TOTAL LIABILITIES	1,057.7		330.5	182.2	(58.4)		249.2		1,761.2
REDEEMABLE OPERATING PARTNERSHIP UNITS	—		—	—	106.8	j	—		106.8
CAPITAL:
General partner’s capital	—		—	0.6	9.4	k	—		10.0
Limited partner’s capital	—		—	34.6	1,556.3	k	—		1,590.9

Equity	1,784.9		(324.3)	—	(1,460.6)	k	—		—
Accumulated other comprehensive income	(147.3)		—	—	—		—		(147.3)
TOTAL CONTROLLING INTEREST CAPITAL	1,637.6		(324.3)	35.2	105.1	k	—		1,453.6
Noncontrolling interest	86.3		—	272.5	104.8	l	—		463.6
TOTAL CAPITAL	1,723.9		(324.3)	307.7	209.9		—		1,917.2
TOTAL LIABILITIES, REDEEMABLE OPERATING PARTNERSHIP UNITS AND CAPITAL	$2,781.6		$6.2	$489.9	$258.3		$249.2		$3,785.2

RAYONIER OPERATING COMPANY LLC AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Statements of Income
For the Three Months Ended March 31, 2020
(Dollars in millions, except per unit amounts)

	Historical Rayonier Operating Company	Pro Forma Rayonier Contribution Adjustments (a)	Historical Pope Resources	Pro Forma Adjustments for the Mergers		Pro Forma Funding Adjustments		Pro Forma Rayonier, L.P.
SALES	$259.1	—	$24.4	—		—		$283.5
Costs and Expenses								—
Cost of sales	(209.4)	—	(18.5)	(7.9)	c,d,n	—		(235.8)
Selling and general expenses	(10.0)	—	(7.5)	4.4	e,m,o	—		(13.1)
Other operating (expense) income, net	(1.1)	—	(4.8)	—		—		(5.9)
	(220.6)	—	(30.8)	(3.5)		—		(254.9)
OPERATING INCOME (LOSS)	38.6	—	(6.4)	(3.5)		—		28.7
Interest expense	(5.1)	(3.2)	(1.4)	0.4	p	(2.2)	p	(11.5)
Interest and other miscellaneous income, net	0.2	(0.4)	—	—		—		(0.2)
INCOME BEFORE INCOME TAXES	33.7	(3.6)	(7.8)	(3.1)		(2.2)		17.0
Income tax expense	(3.7)	—	0.3	—	q	—		(3.4)
NET INCOME (LOSS)	30.0	(3.6)	(7.5)	(3.1)		(2.2)		13.6
Less: Net (income) loss attributable to noncontrolling interest in consolidated affiliates	(0.5)	—	3.7	—		—		3.2
NET INCOME AVAILABLE TO UNITHOLDERS	$29.5	($3.6)	($3.8)	($3.1)		($2.2)		$16.8
EARNINGS PER UNIT
Net income available for unitholders - basic			($0.92)				r	$0.12
Net income available for unitholders - diluted			($0.92)				r	$0.12

Note 1 — Basis of Presentation
The unaudited pro forma condensed combined financial statements are based on Rayonier Operating Company’s and Pope’s historical consolidated financial statements as adjusted to give effect to the the Contribution, the Mergers and the debt issuance necessary to finance the Mergers. The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2020, give effect to the Mergers as if they had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of March 31, 2020, gives effect to the Mergers as if they had occurred on March 31, 2020.
The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of income, expected to have a continuing impact on the combined results following the business combination.
The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, Rayonier Operating Company has estimated the fair value of Pope’s assets acquired and liabilities assumed and conformed the accounting policies of Pope to its own accounting policies.
The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of Pope as a result of restructuring activities and other planned cost savings initiatives following the completion of the business combination.
Note 2 — Pope and Rayonier Operating Company Reclassification Adjustment
During the preparation of these unaudited pro forma condensed combined financial statements, management performed a preliminary analysis of Pope’s financial information to identify differences in accounting policies as compared to those of Rayonier Operating Company and differences in financial statement presentation as compared to the presentation of Rayonier Operating Company. At the time of preparing these unaudited pro forma condensed combined financial statements, Rayonier Operating Company had not identified all adjustments necessary to conform Pope’s accounting policies to Rayonier Operating Company’s accounting policies. The below adjustments represent Rayonier Operating Company’s best estimates based upon the information currently available to management and could be subject to change once more detailed information is available.

Refer to the table below for a summary of reclassification adjustments made to present Pope’s consolidated balance sheet as of March 31, 2020 to conform presentation (in millions):

Pope Resources Consolidated Statement of Financial Position Line Item	Rayonier Operating Company Historical Consolidated Balance Sheet Line Item	Pope Resources Historical Consolidated Statement of Financial Position	Reclassification (Rounded) (1)	Pope Resources Adjusted Historical Consolidated Balance Sheet (Unaudited, Rounded)
	Cash and cash equivalents	—	$12.3	$12.3
Partnership cash		2.7	(2.7)	—
ORM Timber Funds cash		9.6	(9.6)	—
Accounts receivable, net	Accounts receivable, less allowance for doubtful accounts	4.6	—	4.6
Contract assets		2.4	(2.4)	—
Land held for sale	Inventory	—	—	—
Prepaid expenses and other current assets		1.4	(1.4)	—
	Other current assets	—	3.8	3.8
Timber and roads		359.4	(359.4)	—
Timberland		77.1	(77.1)	—
	Timber and Timberlands, net	—	436.4	436.4
Land held for development	Higher and Better Use Timberlands and Real Estate Developments	20.3	—	20.3
Buildings and equipment, net of accumulated depreciation		5.2	(5.2)	—
	Total property, plant and equipment, gross	—	13.6	13.6
	Less - accumulated depreciation	—	(8.4)	(8.4)
Restricted cash	Restricted cash	0.7	(0.7)	—
Other assets	Other assets	6.5	0.7	7.3
Accounts payable	Accounts payable	2.9	—	2.9
Accrued liabilities		5.7	(5.7)	—
Current portion of long-term debt - Partnership		0.1	(0.1)	—
Current portion of long-term debt - Funds		25.0	(25.0)	—
	Current maturities of long-term debt	—	25.1	25.1
Deferred revenue	Deferred revenue	0.4	(0.4)	—
Current portion of environmental remediation liability		1.0	(1.0)	—
Other current liabilities	Other current liabilities	1.1	7.1	8.3
Long-term debt, net of unamortized debt issuance costs and current portion - Partnership		104.4	(104.4)	—
Long-term debt, net of unamortized debt issuance costs - Funds		32.3	(32.3)	—
	Long-term debt, net of deferred financing costs	—	136.8	136.8
	Long-term lease liability	—	—	—
Environmental remediation and other long term liabilities	Other non-current liabilities	9.1	—	9.1
General Partners’ Capital		0.6	—	0.6
Limited Partners’ Capital		34.6	—	34.6
Noncontrolling interest	Noncontrolling interest	272.5	—	272.5

(1) Reclassifications to conform to Rayonier Operating Company presentation.

Refer to the table below for a summary of reclassification adjustments made to Pope’s consolidated statement of income for the three months ended March 31, 2020 to conform presentation (in millions):

Pope Resources Consolidated Statement of Income Line Item	Rayonier Operating Company Historical Consolidated Statement of Income Line Items	Pope Resources Historical Consolidated Statement of Income	Reclassification (Rounded) (1)	Pope Resources Adjusted Historical Consolidated Statement of Income (Unaudited, Rounded)
Total revenue	Sales	$24.4	—	$24.4
Total cost of sales	Cost of sales	(18.5)	—	(18.5)
General and Administrative	Selling and general expenses	(7.5)	—	(7.5)
	Other operating (expense) income, net	(4.8)	—	(4.8)
Interest expense, net	Interest expense	(1.4)	—	(1.4)
Income tax benefit	Income tax expense	0.3	—	0.3
Net and comprehensive (income) loss attributable to noncontrolling interests - ORM Timber Funds		3.5	(3.5)	—
Net and comprehensive loss attributable to noncontrolling interests - Real Estate		0.2	(0.2)	—
Net and comprehensive income attributable to unitholders		(3.8)	3.8	—
	Net income attributable to noncontrolling interest	—	3.7	3.7
	Net Income attributable to shareholders	—	(3.8)	(3.8)

(1) Reclassifications to conform to Rayonier Operating Company presentation.
Note 3 — Financing
In connection with the Mergers, the Company incurred $250.0 million of debt at an interest rate of approximately 3.5% (inclusive of interest rate hedges and patronage rebates), less approximately $0.8 million in debt issuance costs, a portion of which was used to fund the cash component of the Mergers for approximately $169.5 million. The Company also extinguished a portion of Pope’s existing debt of approximately $68.3 million which included a $2.3 million prepayment premium. Additionally, the Company paid approximately $9.6 million of transaction costs on behalf of Pope at the time of closing. The Company did not legally assume the extinguished portion of Pope’s outstanding debt or liabilities.
Note 4 — Consideration
Consideration of approximately $526.7 million is based on Rayonier’s closing share price of $24.01 on May 7, 2020.

The following table summarizes the components of the estimated consideration (in millions):

Cash consideration:
Pope units as of March 31, 2020	4.4
Less: Pope units held by Rayonier Operating Company(1)	(0.1)
Units outstanding, net	4.3
Cash consideration (per Pope unit)	$37.50
		159.5
General Partner interest		10.0
		169.5
Equity consideration:
Pope units as of March 31, 2020	4.4
Less: Pope units held by Rayonier Operating Company (1)	(0.1)
Units outstanding, net	4.3
Exchange ratio	2.751
Rayonier common shares/units to be issued	11.6
Rayonier share price (2)	$24.01
		279.2
Total consideration to Pope unit holders		448.6
Repayment of Pope debt		65.9
Repayment premium on Pope debt		2.3
Payment of transaction costs on behalf of Pope		9.6
Fair value of replacement Rayonier restricted stock units for vested Pope awards		0.2
Total pro forma purchase price		$526.7

(1) As of March 31, 2020, Rayonier Operating Company held 114,400 Pope limited partnership units as marketable securities on its standalone financial statements.
(2) The purchase price is based on the closing price of Rayonier common stock on May 7, 2020.
Note 5 — Preliminary Purchase Price Allocation
Under the acquisition method of accounting, the total purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the acquisition. The preliminary allocation of the purchase price is based on the terms of the Merger Agreement and Rayonier Operating Company management’s estimates of the fair value of Pope’s assets and liabilities as of March 31, 2020, derived from the historical balance sheet of Pope as of March 31, 2020 and using the January 14, 2020 merger consideration adjusted based on Rayonier’s closing share price of $24.01 on May 7, 2020. As of the date of this document, Rayonier Operating Company management has not finalized the detailed valuation studies necessary to arrive at the required estimates of the fair value of Pope’s assets acquired and the liabilities assumed and the related allocations of purchase price. The valuation studies are expected to be final by the end of 2020. Additional intangible asset classes may be identified as the valuation process continues. Therefore, the allocation of the purchase price to assets acquired and liabilities assumed is based on preliminary fair value estimates and is subject to final analysis by Rayonier Operating Company management.

The following table summarizes the allocation of the preliminary purchase price as March 31, 2020, with the excess recorded as goodwill (in millions):

Timberland and Real Estate Business
Cash	$2.7
Other current assets	3.4
Timber and timberland	492.4
Land held for development	27.7
Buildings and equipment	8.3
Other assets	5.8
Goodwill(1)	—
Other current liabilities	(7.3)
Environmental liabilities	(11.1)
Long-term debt	(39.0)
Other non-current liabilities (2)	(4.0)
Less: noncontrolling interest	(3.3)
Pro forma purchase price	475.7
Timber Fund Business
Cash	9.6
Other current assets	5.0
Timber and timberland	471.9
Goodwill(1)	—
Current portion of long-term debt	(25.0)
Other current liabilities	(3.9)
Long-term debt	(32.4)
Less: noncontrolling interest	(374.2)
Pro forma purchase price	51.0

Total pro forma purchase price	$526.7

(1)  Goodwill is calculated as the difference between the acquisition date fair value of the consideration transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized but is tested for impairment at least annually, or more frequently if circumstances indicate potential impairment.
(2) Other non-current liabilities includes a $4.0 million deferred income tax liability resulting from the preliminary fair value adjustment to Pope’s’ assets and liabilities.

Note 6 — Pro forma adjustments
The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information (in millions, except units or per unit amounts):
a.As part of the Mergers, Rayonier Inc. contributed 100% of its interest in Rayonier Operating Company to a new limited partnership (Rayonier, L.P.). Additionally, Rayonier, L.P. will become the obligor of existing bonds issued by Rayonier Inc. The following represents the pro forma adjustments for the Contribution:

Cash and cash equivalents	6.1
Other assets	0.1
Total assets		6.2
Accrued interest on Senior Notes (1)	6.2
Senior Notes,(1) net of deferred financing costs	324.3
Total liabilities		330.5
Total equity		($324.3)

(1) In March 2012, Rayonier Inc. issued $325 million of 3.75% Senior Notes due 2022, guaranteed by certain subsidiaries. Semi-annual payments of interest only are due on these notes through maturity.
b.The following represents the pro forma adjustments to cash and cash equivalents as a result of the Mergers:

Decrease from extinguishment of existing Pope debt (1)	($68.3)
Decrease from cash consideration paid to Pope unit holders	(169.5)
Decrease from cash payment of transaction-related expenses made on behalf of Pope	(9.6)
Decrease from cash payment of transaction-related expenses(2)	(20.0)
Pro forma adjustment to cash and cash equivalents	($267.4)

(1)  Includes $2.3 million prepayment premium.
(2) Reflects estimated transaction costs of $20.0 million incurred by Rayonier Operating Company directly attributable to the Mergers. Transaction costs include investment banking, legal, and other fees and expenses. Transaction costs are expensed as incurred and accounted for outside of the business combination in the post-acquisition financial statements of the combined entity. As the transaction costs will not have a continuing impact, Rayonier Operating Company has not shown the estimated transaction costs in the unaudited pro forma statements of operations.
The following represents the pro forma adjustments to cash and cash equivalents as a result of the debt financing:

Issuance of new debt, net of debt issuance costs	$249.2
Pro forma adjustment to cash and cash equivalents	$249.2
c.Reflects the adjustment of $527.9 million to increase the basis in the acquired Timber and Timberlands to estimated fair value of $964.3 million. In determining the fair value of the timberlands, the Company utilized valuation methodologies including a discounted cash flow analysis. The fair value calculations are preliminary and subject to change after the Company finalizes its review of the specific types, nature, age, condition and location of Pope’s timberlands. The following summarizes the changes in the estimated depletion expense:

Estimated depletion expense	($50.7)
Historical depletion expense	42.8
Pro forma adjustment to depletion expense	($7.9)
d.Reflects the adjustment of $7.5 million to increase the basis in the acquired real estate development investments to estimated fair value of $27.7 million. In determining the fair value of the real estate development investments, the Company utilized valuation methodologies including a sales comparison and a discounted cash flow analysis. The fair value calculations are preliminary and subject to change after the Company finalizes its review of the specific types, nature, age, condition and location of Pope’s real estate development investments.

e.Reflects the adjustment of $3.1 million to increase the basis in the acquired property, plant and equipment to estimated fair value of $8.3 million. In determining the fair value of the property, plant and equipment the Company utilized valuation methodologies including a sales comparison approach. The fair value calculations are preliminary and subject to change after the Company finalizes its review of the specific types, nature, age, condition and location of Pope’s property, buildings and equipment. The following summarizes the changes in the estimated depreciation expense:

Estimated depreciation expense	($0.7)
Historical depreciation expense	0.6
Pro forma adjustment to depreciation expense	($0.1)
f.At the time of this filing, the Company has not performed a detailed valuation analysis of Pope’s intangible assets. Consequently, the fair value and estimated useful lives will likely differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.
The following represents the pro forma adjustments to other assets:

Exchange of Pope units held by Rayonier Operating Company for equity (1)	($11.3)
Decrease in investment in joint venture	(1.5)
Pro forma adjustment to other assets	($12.8)

(1) Pope units held by Rayonier Operating Company will remain outstanding and represent Rayonier Operating Company LLC’s limited partner interest in Pope Resources L.P.
g.Reflects the effects of extinguishing a portion of Pope’s outstanding debt upon completion of the Mergers. The net decrease to debt includes:

Decrease from extinguishment of existing Pope debt	($66.0)
Increase from elimination of Pope’s debt issuance costs	0.5
Plus: Pro forma adjustments to current portion of long-term debt	0.1
Pro forma adjustment to long-term debt	($65.4)
Rayonier Operating Company has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the fair value adjustment of assumed debt and related amortization. Accordingly, debt is presented at their respective face amounts and should be treated as preliminary fair values.
The following reflects the new term debt incurred to finance the the Mergers:

Issuance of new debt, net of debt issuance costs	$249.2
Pro forma adjustment to long-term debt	$249.2
h.Reflects the accrual of an estimated $1.1 million change in control payment obligation to a Pope executive incurred at the time of the Mergers. Pope has previously entered into an original employment contract with an executive officer in which Pope was required to incur severance obligations for matters relating to changes in control, as defined, and involuntary terminations. The Mergers met the change in control criteria of the employment agreement. For the severance payment to be made, there must be a change in control and a termination event of the executive, as defined in the employment agreements, referred to as a “double trigger” payment. Since the Pro Forma Balance Sheet assumes the Mergers have occurred and the payment has been made to the executive, the obligation has been accrued in the unaudited pro forma balance sheet as of March 31, 2020. Dual trigger payments are accounted for outside of the business combination and not included in the purchase price, instead, recorded as compensation expense in the post-acquisition financial statements of the combined entity. As the change in control payment will not have a continuing impact, Rayonier Operating Company has not shown this amount in the unaudited pro forma statements of operations.

The following represents the pro forma adjustments to accrued expenses:

Increase for change in control payment obligations	$1.1
Pro forma adjustment to accrued expenses	$1.1
i.Reflects the adjustment of $2.0 million to increase the balance in the acquired environmental liabilities to estimated fair value of $11.1 million. In determining the fair value of the environmental liabilities, the Company utilized valuation methodologies including a discounted cash flow analysis. The fair value calculations are preliminary and subject to change after the Company finalizes its review of the specific types, nature, age, condition and location of Pope’s environmental liabilities.
Additionally, includes a $4.0 million deferred income tax liability resulting from the preliminary fair value adjustment to Pope’s’ assets and liabilities.
The following represents the pro forma adjustments to non-current liabilities:

Increase in environmental liabilities	$2.0
Increase in deferred tax liabilities	4.0
Pro forma adjustment to non-current liabilities	$6.0
j.Represents the value of 4,446,153 Rayonier, L.P. units issued at $24.01 per unit (based on Rayonier’s closing share price on May 7, 2020) to finance the Mergers based an actual elections of Rayonier, L.P. unit consideration.
k.The following represents the pro forma adjustments to equity, including the elimination of the historical equity of Pope:

Issuance of general partner units to Rayonier Inc.	$10.0
Historical Pope general partners’ capital as of March 31, 2020	(0.6)
Pro forma adjustment to general partner’s capital		9.4
Issuance of limited partner units to Rayonier Inc.	1,590.9
Historical Pope limited partners’ capital as of March 31, 2020	(34.6)
Pro forma adjustments to limited partner’s capital		1,556.3
Decrease for transaction-related expenses	(20.0)
Decrease for change in control payment obligations	(1.1)
Issuance of Rayonier restricted stock units for Pope’s vested awards	0.2
Issuance of Rayonier common shares to Pope unit holders (1)	172.4
Exchange of equity for Pope units held by Rayonier Operating Co.	(11.3)
Exchange of equity to general partner units to Rayonier Inc.	(10.0)
Exchange of equity to limited partner units to Rayonier Inc.	(1,590.9)
Pro forma adjustment to equity		(1,460.6)
Pro forma adjustments to controlling interest capital		$105.1

(1) Represents the value of 7,181,071 Rayonier common shares issued at $24.01 per share (based on Rayonier’s closing share price on May 07, 2020) to finance the Mergers based an actual elections of Rayonier common share consideration.

l.Noncontrolling interest in consolidating affiliates represents the third-party ownership interest in the Timber Fund and a real estate investment business. Pro forma adjustments reflect the proportionate interests in the fair value of the respective identifiable assets and liabilities attributable to each of these businesses.
m.Represents the difference between Pope’s historical equity compensation expense and the estimated equity compensation expense related to replacement awards issued to continuing employees as part of the acquisition agreement. The fair value of Rayonier Inc. replacement restricted unit awards will be recognized ratably over the remaining post-combination service periods ranging from one to four years. The following represents the pro forma adjustments to equity compensation expense:

Pope’s historical equity compensation expense		($0.8)
Fair value of replacement Rayonier Inc.restricted awards	1.4
Approximate vesting period (in quarters)	16
		0.1
Pro forma adjustment to equity compensation expense		($0.7)
n.The following represents the pro forma adjustments to cost of goods sold:

Pro forma adjustment to depletion expense	($7.9)
Pro forma adjustment to cost of goods sold	($7.9)
o.Represents the net change in selling and general administrative expenses as a result of increased depreciation expense and the elimination of Pope’s legal and professional fees related to the Mergers. As the legal and professional expenses are directly attributable to the business combination and will not have a continuing impact, the Company has adjusted these expenses in the Pro Forma Statements of Operations.

Estimated increase to depreciation expense	($0.1)
Estimated increase to equity compensation expense	(0.7)
Elimination of legal and professional expenses	5.2
Pro forma adjustment to selling and general expenses	$4.4
p.The following represents the elimination of interest expense on extinguished Pope debt:

Elimination of interest expense - Pope debt	$0.4
Pro forma adjustment to interest expense	$0.4
The following represents interest expense on the new term debt to finance the acquisition of Pope and the amortization of related debt issuance costs:

Interest expense on new debt	$2.2
Amortization of new debt issuance costs	—
Pro forma adjustment to interest expense	$2.2
q.Rayonier Inc. intends to continue to qualify as a REIT under the requirements of the Internal Revenue Code, and as a result, the Company’s direct income tax expense is expected to be minimal. Consequently, no additional adjustment to pro forma income tax expense has been made with respect to the Mergers. With respect to the Mergers, Rayonier expects to make taxable REIT subsidiary (“TRS”) elections with respect to the taxable subsidiaries of Pope acquired in the Mergers (excluding the Pope Private REITs) and those subsidiaries therefore will be subject to U.S. federal income taxes at corporate rates. However, no pro forma adjustment for income tax expense has been reflected in the pro forma statement of income as incremental taxable income is projected to be minimal.
r.Pro forma basic earnings per unit has been calculated based on the number of units assumed to be outstanding, assuming such units were outstanding for the full period presented. The following table sets forth the computation of unaudited pro forma basic and diluted earnings per unit:

	Net income available to unitholders	Outstanding units	Per unit amount
Earnings per unit, basic	$16.8	140,764,718	$0.12
Earnings per unit, dilutive	$16.8	140,975,274	$0.12

Units utilized in the calculation of pro forma basic and diluted earnings per unit attributable to unitholders are as follows:

	Rayonier Inc. Units	Units issued in the transaction (1)	Pro Forma Total
Weighted-average units outstanding, basic	136,318,565	4,446,153	140,764,718
Weighted-average units outstanding, diluted	136,529,121	4,446,153	140,975,274

(1) The issuance of Rayonier, L.P. units is based on the actual election of Rayonier, L.P. unit consideration.